Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 7, 2014 with respect to the consolidated financial statements of Vocus, Inc. and subsidiaries, included in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Cision Ltd. for the registration of 102,255,099 shares of its common stock.

/s/ Ernst & Young LLP

Tysons, VA

November 28, 2017